Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)

Registration Statement (Form S-8 No. 333-235459) pertaining to the 2006 Equity Incentive Plan, 2016 Equity Incentive Plan, 2019 Employee Stock Purchase Plan, and 2019 Equity Incentive Plan of Bill.com Holdings, Inc.,

2)	Registration Statement (Form S-8 No. 333-249935) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Bill.com Holdings, Inc.
3)	Registration Statement (Form S-3 No. 333-256709) of Bill.com Holdings, Inc.;

of our reports dated August 30, 2021, with respect to the consolidated financial statements of Bill.com Holdings, Inc., and the effectiveness of internal control over financial reporting of Bill.com Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2021.

/s/ Ernst & Young LLP

San Francisco, California

August 30, 2021